 Exhibit 99.1

Golden Queen provides a project update

VANCOUVER, BRITISH COLUMBIA – June 6, 2016 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) wishes to provide an update of its operations at its 50%-owned Soledad Mountain gold-silver project (the “Project”) located south of Mojave, California.

The Company is pleased with the commissioning progress at Soledad Mountain. Recent highlights include:

•	May production was approximately 1,260 oz of gold and 15,000 oz of silver, totaling approximately 2,370 oz of gold and 26,000 oz of silver since the inaugural pour;
•	Mining and processing activities are now operating 7 days per week;
•	Agglomerate quality continues to be excellent. Porosity and permeability of the heap-leach pad remain extremely high;
•	The High Pressure Grinding Rolls (HPGR) performance is exceeding expectation, with 70% to 75% of the output passing ¼ inch;
•	There are 140 full-time employees on site; and
•	Safety remains a high priority and there have been no lost-time accidents since operations began.

The Company anticipates achieving commercial production in the second half of 2016. In accordance with US GAAP, the Company expects to begin recognizing revenues and expenses related to the sale of metals in the second quarter of 2016.

Mining

A total of 397K tons of ore has been mined to-date during the second quarter with a strip ratio of 1:7 waste to ore. A total of 2,337K tons has now been mined since January 2016.

North West Pit

The mining of the North West Pit commenced in 2015 and the mine rock has been used to construct the heap leach pad, the inter-pit access roads and the East Pit access road. The average assayed gold grade was lower than projected by the initial block model in this section of the ore-body mostly due to comparatively limited drill data in the near-surface part of the deposit. The mine plan has been adjusted to access the known higher grade zones and the Company anticipates the ore grade will improve in the second half of 2016. Mining of the North West Pit will continue until the end of 2016.

Main Pit

Mining in the Main Pit, Phase 1 area commenced in early January of this year. The average assayed ore grade to date has been slightly lower than projected by the initial block model but there is an increase in the tons of ore that off-sets the lower grade in terms of mineable gold and silver per bench. Mining of the Main Pit will continue into 2017.

East Pit

The construction of the East Pit access road is advancing on schedule. The East Pit in-fill drilling program is anticipated to commence later this month. The $960,000 drilling program is expected to confirm our current mineral reserve and resources located in the East Pit. The additional infill drilling data will be used to optimize the mine planning for the next 5 years.

Processing Plant

The crushing-screening plant’s daily average throughput during the month of May was 8,580 tons per operating day. The design throughput rate per hour is approximately 700 tons per hour. The plant has operated above that level for the past two months at 730 and 750 tons per hour for April and May respectively. The focus now is on raising the run-time per day to improve the pad-loading results. Thus far in the second quarter, there has been over a 40% improvement in average daily run-time compared to the first quarter. The HPGR is performing better than expected, with 70% to 75% of the output consistently passing ¼ inch.

As of the end of May, a total of 737K tons at a grade of 0.01 oz per ton is currently leaching on the heap-leach pad from ore stacked since the first of the year. Agglomerate quality continues to be excellent and the porosity and permeability of the heap-leach pad remain extremely high. The Company forecasts the 150-day recovery of the first lift to be approximately 70%.

A total of approximately 2,370 oz of gold and 26,000 oz of silver has been produced to date. The mining costs for the month of April were $1.63 per ton mined and site operating costs were $11.40 per ton processed.

About Golden Queen Mining Co. Ltd.:

Golden Queen is an emerging gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

Technical information in this news release was approved by Sean Ennis, P.Eng. P.E.; a qualified person under NI 43-101, and a consultant to the Company.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

Caution With Respect To Forward-looking Statements: The information in the press news includes certain "forward-looking statements". All statements in the press release, other than statements of historical fact, including, without limitation, timing of commencement of commercial production, strip ratios, main pit plans, grade reconciliation plans, in-fill drilling program and performance of the HPGR system, forecast recovery rates, processing rates and results and other statements related to plans and intentions with respect to activities on the Project are forward-looking statements. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from statements in this news release regarding our intentions include, without limitation, risks and uncertainties regarding: accidents, equipment breakdowns; changes in planned work resulting from logistical, technical or other factors; that results of operations on the Project will not meet projected expectations due to any combination of technical, or operational factors; that current early production stage results, including flow rates and ore quality, are indicative of results over time; and other risks and uncertainties disclosed in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2015. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors should not put undue reliance on forward-looking statements. Any forward-looking statement made by the Company in the press release is based only on information currently available to us and speaks only as of the date on which it is made.